Exhibit 99.1

VectoIQ Acquisition Corp. II Will Redeem Its Public Shares and Will Not Consummate an Initial Business Combination

New York, December 2, 2022 —VectoIQ Acquisition Corp. II (Nasdaq: VTIQU, VTIQ, VTIQW) (the “Company”) today announced that if stockholders approve a proposed amendment (the “Charter Amendment Proposal”) to its Amended and Restated Certificate of Incorporation (the “Charter”) and a proposed amendment to its investment management trust agreement (the “IMTA Proposal” and together with the Charter Amendment Proposal, the “Early Termination Proposals”), dated January 6, 2021, with Continental Stock Transfer & Trust Company (the “Trust Agreement”), at the special meeting to be held on December 9, 2022 (the “Special Meeting”), it will redeem all of its outstanding shares of Class A common stock (the “public shares”), effective as of December 12, 2022 (the “Redemption Date”), because the Company will not complete an initial business combination within the time period required by its Charter, as amended pursuant to the Charter Amendment Proposal, if approved by the Company’s stockholders (the “Amended Charter”).

There can be no assurance that the Company’s stockholders will approve the Early Termination Proposals at the Special Meeting, and if such approval is not obtained the Company will redeem the public shares pursuant to the terms of its Charter and the existing Trust Agreement.

Pursuant to the Charter, the Company has until January 11, 2023 (or April 11, 2023 if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by January 11, 2023), to consummate an initial business combination. If the Company has not completed an initial business combination within the applicable required time, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem all of the issued and outstanding shares of Class A common stock issued in the Company’s initial public offering, or the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company to fund its working capital requirements (subject to a limit of $250,000 per year) and/or to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the holders of the public shares, or the public stockholders, as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors in accordance with applicable law, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The per-share redemption price for the public shares is expected to be approximately $10.07 (the “Redemption Amount”) on the Redemption Date, assuming the Company’s stockholders approve the Early Termination Proposals at the Special Meeting. In accordance with the terms of the Trust Agreement, the Company expects to retain interest earned on the funds deposited in the trust account to pay the Company’s tax obligations. Pursuant to the Amended Charter, $100,000 of interest earned on the funds deposited in the trust account will be removed from the trust account prior to redeeming the public shares in order to pay dissolution expenses.

On the Redemption Date, the public shares will be deemed to no longer be outstanding and will represent only the right to receive the Redemption Amount for each such public share.

The Redemption Amount will be payable to the holders of the public shares upon presentation of their respective stock or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the last day of trading of its units, Class A common stock and warrants on the Nasdaq Stock Market, LLC (“Nasdaq”) will be December 9, 2022, following which, the Company expects that Nasdaq will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist its securities on or about December 9, 2022. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About VectoIQ Acquisition Corp. II

VectoIQ Acquisition Corp. II is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company, the estimated per-share redemption price and timing for redemptions and delisting of the Company’s securities. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval of the Early Termination Proposals. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Contact:

Gladstone Place Partners
Lauren Odell
212-230-5930